Exhibit 99
ValueVision Q4 2010 Net Sales Rose 15.2% to $178.8 million;
Adjusted EBITDA Rose to $8.0 million vs. a Loss of $1.3 million
2010 Net Sales Rose 6.5% to $562.3 million and Adjusted EBITDA
Improved to a Positive $2.4 million vs. a Loss of $19.4 million
Q4 ’10 Progress Across Key Operating Metrics:
•	Net Sales Increased 15.2% to $178.8M

•	Adjusted EBITDA of $8.0M vs. ($1.3M)

•	Net Shipped Units Rose 4.3%

•	Gross Margin Rose 90 bps to 33.3%

•	New Customers Rose 10.9%; Active Customers Rose 12.0% on 12 month rolling basis

•	Internet Sales Penetration Rose 510 bps to 44.0%
MINNEAPOLIS, MN, March 17, 2011 — ValueVision Media, Inc. (NASDAQ: VVTV), a premium interactive retailer via TV, Internet and mobile, operating under the “ShopNBC” brand, today announced improved operating results for its fiscal fourth quarter (Q4 2010) and year ended January 29, 2011 (FY 2010). ValueVision will host a conference call and webcast to review its results at 11:00 a.m. ET today, details below.
SUMMARY RESULTS AND KEY OPERATING METRICS
($ Millions, except average price points)

	Three months ended			Twelve months ended
	1/29/2011	1/30/2010	Change	1/29/2011	1/30/2010	Change
	Q4 ‘10	Q4 ‘09		FY 2010	FY 2009
Net Sales	$178.8	$155.3	15.2%	$562.3	$527.9	6.5%
EBITDA, as adjusted	$8.0	$(1.3)	+ $9.3	$2.4	$(19.4)	+ $21.8
Net Loss	$(1.4)	$(8.8)	+ $7.4	$(25.9)	$(42.0)	+ $16.1

Homes (Average 000s)	77,498	74,701	3.7%	76,437	73,576	3.9%
Net Shipped Units (000s)	1,585	1,519	4.3%	5,175	4,537	14.1%
Average Price Point	$105	$96	8.9%	$101	$108	-6.5%
Return Rate %	18.7%	19.0%	-30 bps	19.8%	21.0%	-120 bps
Gross Margin %	33.3%	32.4%	90 bps	35.5%	32.9%	260 bps
Internet Net Sales %	44.0%	38.9%	510 bps	41.2%	33.7%	750 bps
New Customers - 12 month rolling	N/A	N/A		580,117	523,314	10.9%
Active Customers - 12 month rolling	N/A	N/A		1,144,028	1,021,725	12.0%
“Continued merchandising improvements and operating discipline yielded another quarter of double digit sales gains and gross margin improvement, with an over $9 million improvement in Adjusted EBITDA in Q4 2010 versus last year,” said Keith Stewart, CEO of ValueVision Media. “Our full year performance highlights progress in each of our key operating metrics, including new and active customers, Internet sales penetration, gross margin, net units shipped and a strategic reduction in average price point. These improvements yielded a 6.5% gain in net sales and improved Adjusted

EBITDA by $21.8 million to a positive $2.4 million and highlight growing consumer acceptance of the value and convenience of our interactive shopping offerings.”
Continued Stewart, “Having markedly improved the business over the past two years under a new management team and committed employee base, we are now turning our full attention to driving top-line growth through a more diversified base of merchandise categories and broader product selection. While we believe in the growth potential of the business, we do expect some quarterly variability in our operating performance as we diversify our merchandise mix and test and launch new products, as well as from seasonal factors.”

Sales by Product Category
	Q4 ’10	Q4 ’09	2010	2009
Jewelry & Watches	45%	51%	52%	55%
Fashion & Accessories	6%	8%	6%	7%
Health & Beauty (and Fitness)	10%	7%	10%	7%
Home & Electronics	39%	34%	32%	31%

	100%	100%	100%	100%
Bob Ayd, President, added: “Areas of opportunity for 2011 include our Jewelry & Watches and Health & Beauty businesses where new product assortments have been achieving strong customer response while generating attractive margins. Home & Electronics should play an important role in revenue and new customer growth as we expand merchandise offerings in both hard and soft home categories. Fashion remains a small but attractive business that we expect will scale over time. Importantly, our growth objectives are now being supported by a stronger working capital position that resulted from the equity and debt financings completed in Q4. This incremental capital gives us greater flexibility in our merchandising strategies as well as in managing inventory and customer payment terms to maximize revenue and profitability.”
Q4 Highlights
ValueVision’s Q4 net sales improvement reflected strong performances in Home & Electronics as well as Health & Beauty, as the company allocated more programming time to these categories. Home & Electronics sales growth was led by strong holiday demand for large screen TVs and GPS devices that carry higher average sales prices and lower gross profit margins, but generated strong sales and gross margin dollars on a per minute basis. Return rates continued to decrease in the quarter on a year-over-year and sequential basis, reflecting the benefit of improved order fulfillment processes, continued enhancements in customer service, and the benefit of lower average price points.
Customer Activity
New and active customer trends improved 10.9% and 12.0%, respectively, in the 12 months ended January 29, 2011, versus the prior year, outpacing the 3.9% growth in average homes to 76.4 million. Customer trends showed modest improvements on a sequential 12-month basis for the period, as the company focused airtime on proven items that resonated strongly with customers in Q4 2010.
Liquidity and Capital Resources
ValueVision made substantial progress in expanding its working capital base during Q4 2010, ending the year with working capital of $81.6 million as compared to $37.1 million in Q3 2010 and $53.4 million at year-end 2009. The company secured $25 million via a 5-year term loan in November 2010 and raised net proceeds of $17 million in a December stock offering.
Conference Call / Webcast Information:
The conference call is today, Thursday, March 17 at 11:00 a.m. ET.

Webcast/Web Replay:	https://e-meetings.verizonbusiness.com/emeet/join/index.jsp
Conference #:	1548956 / Passcode: SHOPNBC; archived for 30 days
Telephone:	800-988-9672 / Passcode: SHOPNBC; keypad: 7467622
Telephone Replay:	800-262-4859 / Passcode: 81810; available for 30 days

Adjusted EBITDA
EBITDA represents net loss for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The company defines Adjusted EBITDA as EBITDA excluding non-operating gains (losses); non-cash impairment charges and write-downs; restructuring, and chief executive officer transition costs; and non-cash share-based compensation expense. The company has included the term “Adjusted EBITDA” in our EBITDA reconciliation in order to adequately assess the operating performance of our “core” television and internet businesses and in order to maintain comparability to our analyst’s coverage and financial guidance, when given. Management believes that Adjusted EBITDA allows investors to make a more meaningful comparison between our core business operating results over different periods of time with those of other similar companies. In addition, management uses Adjusted EBITDA as a metric measure to evaluate operating performance under its management and executive incentive compensation programs. Adjusted EBITDA should not be construed as an alternative to operating income (loss) or to cash flows from operating activities as determined in accordance with generally accepted accounting principles and should not be construed as a measure of liquidity. Adjusted EBITDA may not be comparable to similarly entitled measures reported by other companies.
Forward-Looking Information
This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer spending and debt levels; interest rates; competitive pressures on sales, pricing and gross profit margins; the level of cable and satellite distribution for the company’s programming and the fees associated therewith; the success of the company’s e-commerce and new sales initiatives; the success of its strategic alliances and relationships; the ability of the company to manage its operating expenses successfully; the ability of the Company to establish and maintain acceptable commercial terms with third party vendors and other third parties with whom the Company has contractual relationships; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting the company’s operations; and the ability of the company to obtain and retain key executives and employees. More detailed information about those factors is set forth in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.
About ValueVision Media / ShopNBC
ValueVision Media, Inc. (NASDAQ: VVTV) is a premium interactive retailer bringing high-quality merchandise to customers via TV, Internet and mobile, under the “ShopNBC” brand. At the end of fiscal year 2010, the ShopNBC television network reached over 78 million homes via cable and satellite and is streamed live at www.ShopNBC.tv. Over 1.1 million active customers have utilized ShopNBC in the categories of Home & Electronics, Health & Beauty, Fashion & Accessories, and Jewelry & Watches, yielding revenues in excess of $560 million (over $230 million or 41.2% of which are Internet-based). Via the Company’s “ShopNBC Anywhere” initiative, customers can interact and shop via TV, phone, mobile devices and online at www.ShopNBC.com and via Facebook, Twitter and YouTube.
For more information, please visit www.ShopNBC.com.

Contact:
Investor / Media Relations:	Investors:
Anthony Giombetti	Norberto Aja, David Collins
ValueVision Media, Inc.	Jaffoni & Collins
agiombetti@shopnbc.com	vvtv@jcir.com
(612) 308-1190	(212) 835-8500
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VALUEVISION MEDIA, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)

	January 29,	January 30,
	2011	2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$46,471	$17,000
Restricted cash and investments	4,961	5,060
Accounts receivable, net	90,183	68,891
Inventories	39,800	44,077
Prepaid expenses and other	3,942	4,333

Total current assets	185,357	139,361
Property and equipment, net	25,775	28,342
FCC broadcasting license	23,111	23,111
NBC Trademark License Agreement, net	928	4,154
Other Assets	3,188	1,246

	$238,359	$196,214

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$58,310	$58,777
Accrued liabilities	43,405	26,487
Current portion of accrued dividends	1,355	—
Deferred revenue	728	728
Total current liabilities	103,798	85,992

Deferred revenue	425	1,153
Long Term Payable	4,894	4,841
Term Loan	25,000	—
Accrued Dividends — Series B Preferred Stock	6,491	4,681
Series B Mandatorily Redeemable Preferred Stock $.01 par value, 4,929,266 shares authorized; 4,929,266 shares issued and outstanding	14,599	11,243
Total liabilities	155,207	107,910

Commitments and Contingencies

Shareholders’ equity:
Common stock, $.01 par value, 100,000,000 shares authorized; 37,781,688 and 32,672,735 shares issued and outstanding	378	327
Warrants to purchase 6,014,744 shares of common stock	602	637
Additional paid-in capital	337,421	316,721
Accumulated deficit	(255,249)	(229,381)
Total shareholders’ equity	83,152	88,304

	$238,359	$196,214

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VALUEVISION MEDIA, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 29,	January 30,	January 29,	January 30,
	2011	2010	2011	2010
Net sales	178,836	$155,285	$562,273	$527,873
Cost of sales	119,250	104,929	362,744	354,101

Gross profit	59,586	50,356	199,529	173,772
Margin %	33.3%	32.4%	35.5%	32.9%

Operating expense:
Distribution and selling	47,682	47,117	181,536	178,015
General and administrative	5,164	5,173	19,171	18,373
Depreciation and amortization	2,943	3,597	13,158	14,320
Restructuring costs	292	1,588	1,130	2,303
CEO transition costs	—	65	—	1,932

Total operating expense	56,081	57,540	214,995	214,943

Operating income (loss)	3,505	(7,184)	(15,466)	(41,171)

Other income (expense):
Interest income	—	17	51	382
Interest expense	(3,646)	(1,600)	(9,795)	(4,928)
Debt extinguishment	(1,235)	—	(1,235)	—
Gain on sale of investments	—	—	—	3,628

Total other income (expense)	(4,881)	(1,583)	(10,979)	(918)

Loss before income taxes	(1,376)	(8,767)	(26,445)	(42,089)
Income tax (provision) benefit	(14)	(66)	577	91

Net loss	(1,390)	(8,833)	(25,868)	(41,998)
Excess of preferred stock carrying value over redemption value	—	—	—	27,362
Accretion of redeemable Series A preferred stock	—	—	—	(62)

Net loss available to common shareholders	$(1,390)	$(8,833)	$(25,868)	$(14,698)

Net loss per common share	$(0.04)	$(0.27)	$(0.78)	$(0.45)

Net loss per common share —assuming dilution	$(0.04)	$(0.27)	$(0.78)	$(0.45)

Weighted average number of common shares outstanding:
Basic	35,140,671	32,442,541	33,326,200	32,537,849

Diluted	35,140,671	32,442,541	33,326,200	32,537,849

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VALUEVISION MEDIA, INC.
AND SUBSIDIARIES
Reconciliation of Adjusted EBITDA to Net Loss:

	Three Months Ended		Twelve Months Ended
	January 29,	January 30,	January 29,	January 30,
	2011	2010	2011	2010
Adjusted EBITDA (000’s)	$8,046	$(1,259)	$2,351	$(19,411)
Less:
Non-operating gain on sale of investments	—	—	—	3,628
Debt extinguishment	(1,235)	—	(1,235)	—
Restructuring costs	(292)	(1,588)	(1,130)	(2,303)
CEO transition costs	—	(65)	—	(1,932)
Non-cash share-based compensation	(1,236)	(675)	(3,350)	(3,205)

EBITDA (as defined) (a)	5,283	(3,587)	(3,364)	(23,223)

A reconciliation of EBITDA to net loss is as follows:

EBITDA, as defined	5,283	(3,587)	(3,364)	(23,223)
Adjustments:
Depreciation and amortization	(3,013)	(3,597)	(13,337)	(14,320)
Interest income	—	17	51	382
Interest expense	(3,646)	(1,600)	(9,795)	(4,928)
Income taxes	(14)	(66)	577	91

Net loss	$(1,390)	$(8,833)	$(25,868)	$(41,998)

(a)	EBITDA as defined for this statistical presentation represents net income (loss) for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The Company defines Adjusted EBITDA as EBITDA excluding non-operating gains (losses); non-cash impairment charges and writedowns, restructuring and CEO transition costs; and non-cash share-based compensation expense.
     Management has included the term Adjusted EBITDA in its EBITDA reconciliation in order to adequately assess the operating performance of the Company’s “core” television and Internet businesses and in order to maintain comparability to its analyst’s coverage and financial guidance when given. Management believes that Adjusted EBITDA allows investors to make a more meaningful comparison between our core business operating results over different periods of time with those of other similar companies. In addition, management uses Adjusted EBITDA as a metric measure to evaluate operating performance under its management and executive incentive compensation programs. Adjusted EBITDA should not be construed as an alternative to operating income (loss) or to cash flows from operating activities as determined in accordance with GAAP and should not be construed as a measure of liquidity. Adjusted EBITDA may not be comparable to similarly entitled measures reported by other companies.
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